Exhibit 99.1

Hillenbrand Reports First Quarter Fiscal Year 2016 Financial Results

•	Revenue of $352 million, down 12%; excluding currency impact, down 8%

•	EPS of $0.31, down 32%; adjusted EPS of $0.41, down 16%

•	Lowering fiscal 2016 guidance due to slowing growth in certain end markets: adjusted EPS now $2.05 to $2.15 versus $2.10 to $2.25 previously

•	Additional restructuring initiatives in place; estimated fiscal 2016 cost savings of $4 million

•	Completed the acquisition of Red Valve, expanding presence in the flow control market

BATESVILLE, Indiana, February 2, 2016 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2016 that ended December 31, 2015.

Revenue of $352 million was 12% lower than the prior year. Excluding the impact of currency, revenue was down 8%. Organically, revenue of $344 million was 14% lower than prior year. Process Equipment Group revenue of $214 million was lower by 17%, or 11% excluding the impact of currency. The business experienced lower demand for large projects, as well as for equipment used in power and mining and equipment that processes proppants for hydraulic fracturing. Order backlog finished the quarter at $505 million, 14% below the first quarter of the prior year, or 8% lower excluding the impact of currency. Sequentially, backlog increased 10% over the fourth quarter of fiscal 2015. Batesville revenue was $138 million, a decrease of 5% compared to the prior year result, or 4% excluding the impact of currency. The decline was the primarily the result of lower volume associated with an estimated decrease in North American burials.

Net income decreased 32% to $20 million, or $0.31 per share, while adjusted net income was down 16% to $26 million, or $0.41 per share, compared to the prior year. Adjusted EBITDA decreased 9% to $58 million, while adjusted EBITDA margin improved 60 basis points to 16.4%, driven by various process improvement initiatives and improved product mix. Operating cash flow of $36 million for the quarter was higher than the prior year by $78 million, primarily driven by an improvement in working capital management in the Process Equipment Group and the non-recurring prior year payment of a litigation settlement.

Earlier this week, Hillenbrand completed the previously announced acquisition of Pennsylvania-based Red Valve Company, Inc. for $131.9 million in cash, including $3.3 million for related real estate. This transaction expands Hillenbrand’s presence in the flow control market.

“We continue to face increasing headwinds in a number of our key industrial end markets. We have experienced a sharp decline in demand, which we anticipate will remain low through the balance of our fiscal year. Additionally, we are forecasting lower volume in the burial market this year due to a lighter than expected flu season and an increasing cremation rate. Despite these challenges, we continue to take actions to aggressively manage costs and reallocate resources in response to shifting demand to keep Hillenbrand well positioned for long-term profitable growth,” said Joe Raver, President and CEO of Hillenbrand. “Acquisitions remain a key element of our strategy and we are pleased to have completed the purchase of Red Valve, expanding our presence in the flow control market.”

In addition to cost savings initiatives already in progress, Hillenbrand is initiating further restructuring activities to reduce costs and streamline operations. The total savings from all restructuring is expected to be approximately $10 million on an annualized basis, with an estimated benefit of $4 million expected in fiscal 2016.

Guidance
For fiscal 2016, Hillenbrand now expects:

•	Adjusted EPS in the range of $2.05 to $2.15 versus $2.10 to $2.25 previously

•	Organic constant currency revenue growth in the range of down 2% to flat

•	Total constant currency revenue growth in the range of 2% to 4%, including the acquisitions of ABEL and Red Valve

Conference Call Information
Date/Time: 8:00 a.m. EST, Wednesday, February 3, 2016
Dial-In for U.S. and Canada: 1-877-201-0168
Dial-In for International:     +1-647-788-4901
Conference call ID number: 24739960
Webcast link: http://ir.hillenbrand.com (archived through Friday, February 19, 2015)

Replay - Conference Call
Date/Time: Available until midnight EST, Thursday, February 11, 2016
Dial-In for U.S. and Canada:1-855-859-2056
Dial-In for International:    +1-404-537-3406

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, restructuring, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems, equipment, replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months or longer for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.   We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand analyzes net revenue on a constant currency basis, which is a non-GAAP measure, in order to better measure the comparability of results between periods. Hillenbrand calculates constant currency by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our people.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2015	2014
Net revenue	$351.7	$401.5
Cost of goods sold	223.5	263.1
Gross profit	128.2	138.4
Operating expenses	82.1	83.6
Amortization expense	9.8	7.6
Interest expense	5.9	5.7
Other (expense) income, net	(0.7)	—
Income before income taxes	29.7	41.5
Income tax expense	8.7	11.8
Consolidated net income	21.0	29.7
Less: Net income attributable to noncontrolling interests	1.0	0.2
Net income(1)	$20.0	$29.5

Net income(1) — per share of common stock:
Basic earnings per share	$0.32	$0.47
Diluted earnings per share	$0.31	$0.46
Weighted average shares outstanding (basic)	63.2	63.1
Weighted average shares outstanding (diluted)	63.8	63.9

Cash dividends per share	0.2025	0.2000

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Three Months Ended December 31,
	2015	2014
Net cash provided by (used in) operating activities	$35.7	$(41.9)
Net cash used in investing activities	(112.1)	(7.8)
Net cash provided by financing activities	81.7	42.3
Effect of exchange rate changes on cash and cash equivalents	1.5	1.4
Net cash flows	6.8	(6.0)

Cash and cash equivalents:
At beginning of period	48.3	58.0
At end of period	$55.1	$52.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2015	2014
Net Income(1)	$20.0	$29.5
Restructuring	3.4	1.9
Business acquisition and integration	1.7	0.3
Litigation	—	0.5
Inventory step-up	1.4	—
Backlog amortization	3.2	—
Tax effect of adjustments	(3.3)	(0.8)
Adjusted Net Income(1)	$26.4	$31.4

Diluted EPS	$0.31	$0.46
Restructuring	0.05	0.03
Business acquisition and integration	0.03	—
Litigation	—	0.01
Inventory step-up	0.02	—
Backlog amortization	0.05	—
Tax effect of adjustments	(0.05)	(0.01)
Adjusted Diluted EPS	$0.41	$0.49

[1] Net income attributable to Hillenbrand

	Three Months Ended December 31,
	2015	2014
Adjusted EBITDA:
Process Equipment Group	$33.0	$38.1
Batesville	31.8	32.6
Corporate	(7.0)	(7.3)
Less:
Interest income	(0.3)	(0.3)
Interest expense	5.9	5.7
Income tax expense	8.7	11.8
Depreciation and amortization	16.0	15.0
Business acquisition and integration	1.7	0.3
Inventory step-up	1.4	—
Restructuring	3.4	0.7
Litigation	—	0.5
Consolidated net income	$21.0	$29.7

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal	would
Become	pursue	estimate	will	forecast	continue	could
Targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 18, 2015. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com